DEMAND PROMISSORY NOTE

$540,000

For Value Received, Marina Biotech, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of Vuong Trieu (the “Lender”), at 4003 Jim Bowie, Agoura Hills, CA 91301, the lesser of (x) the principal sum of Five Hundred and Forty Thousand Dollars ($540,000) and (y) the aggregate unpaid principal amount of all advances (the “Advances”) made by the Lender to the Borrower pursuant to an irrevocable notice by Borrower to Lender specifying the amount to be borrowed　and the requested borrowing date (which aggregate unpaid principal amount shall be equal to the amount duly endorsed and set forth opposite the date last appearing on Schedule A attached to this Note). Advances hereunder shall be payable ON DEMAND. All payments under this Note shall be made in lawful money of the United States of America and in immediately available funds.

Advances hereunder shall bear interest at the annual rate per annum of Five Per Cent (5%), calculated on the actual number of days elapsed in a year composed of twelve 30 day months (the “Interest Rate”) from the date of such Advance until payment in full. Payment of interest shall be made ON DEMAND. Any Advance hereunder which shall not be paid when demanded shall bear interest for each day thereafter at a rate per annum equal to the Interest Rate plus two percent (2%). In no case shall interest on this Note exceed the maximum amount which the Lender may charge or collect under applicable law.

The Borrower hereby authorizes the Lender to accept telephonic instructions from a duly authorized representative of the Borrower to make an Advance or receive a payment hereunder and authorizes the Lender to endorse the amount of all Advances made hereunder and all principal payments received hereunder on Schedule A hereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Advance.

This Note is the promissory note referred to in the Line Letter, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Line Letter”), between the Borrower and the Lender, and is subject to the provisions of the Line Letter. This Note may be prepaid in whole or in part at the discretion of the Borrower. Unless otherwise defined herein, terms defined in the Line Letter and used herein shall have the meanings given to them in the Line Letter.

NOTWITHSTANDING ANY OTHER PROVISION IN THIS NOTE OR THE LINE LETTER, OR IN ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED OR ENTERED INTO BY THE LENDER, ALL ADVANCES MADE BY THE LENDER SHALL BE PAYABLE ON WRITTEN DEMAND BY THE LENDER UPON THIRTY DAYS’ NOTICE, PROVIDED IF A DEFAULT EXISTS HEREUNDER NO SUCH NOTICE IS REQUIRED. THE LENDER SHALL HAVE THE RIGHT TO TERMINATE THE LINE AND/OR REFUSE TO MAKE ANY REQUESTED ADVANCE AT ANY TIME FOR ANY REASON, WITHOUT, IN ANY SUCH CASE, ANY PRIOR NOTICE WHATSOEVER TO ANY PERSON, INCLUDING WITHOUT LIMITATION THE BORROWER.

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THE BORROWER WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF, BASED UPON, OR IN ANY WAY CONNECTED TO THIS NOTE.

All parties now and hereafter liable with respect to this Note, whether maker principal surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

The provisions of this Note shall be construed and interpreted and all rights and obligations hereunder determined in accordance with the substantive　laws of the State of New York.

Marina Biotech, Inc.

By:	/s/ Joseph W. Ramelli
Name:	Joseph W. Ramelli
Title:	Interim CEO

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Schedule A to Note

LOANS AND REPAYMENT OF LOANS

DATE	AMOUNT OF LOAN	AMOUNT OF PRINCIPAL OF LOANS REPAID	UNPAID PRINCIPAL BALANCE OF LOANS	NOTATION MADE BY

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